SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 15, 2003

DYNEGY INC.

(Exact name of registrant as specified in its charter)

Illinois	1-15659	74-2928353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5800

Houston, Texas 77002

(Address of principal executive offices including Zip Code)

(713) 507-6400

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changed since last report)

Item 5.    Other Events.

On July 15, 2003, Dynegy Inc. (“Dynegy”) issued a press release relating to the commencement of a tender offer and consent solicitation by Dynegy Holdings Inc. (“Dynegy Holdings”) for certain of its outstanding public notes, and proposed private placement offerings (a) by Dynegy Holdings of approximately $1.2 billion of second-priority senior secured notes to be issued in one or more series, which second-priority senior secured notes are expected to be guaranteed by the guarantors that are currently guarantors under Dynegy Holdings’ existing bank credit facility, and (b) by Dynegy of approximately $300 million of convertible debentures to be convertible into Dynegy’s Class A common stock and guaranteed by Dynegy Holdings. Additionally, Dynegy announced that an agreement in principle has been reached with ChevronTexaco Corporation (“ChevronTexaco”) to exchange the $1.5 billion of Series B Mandatorily Convertible Redeemable Preferred Stock currently held by a ChevronTexaco subsidiary for $225 million in cash, $225 million of newly issued Dynegy Junior Unsecured Subordinated Notes due 2016 and $400 million of newly issued Dynegy Series C Convertible Preferred Stock. Dynegy expects the net proceeds of the proposed private placement offerings, together with existing cash on hand, will be used to repay outstanding indebtedness, including notes purchased in the tender offer and consent solicitation, certain indebtedness outstanding under the credit facility and amounts outstanding under the secured financing tied to its Midwest generation assets, and to pay certain transaction fees and related expenses. In addition, Dynegy expects that in connection with obtaining the required bank consents to the foregoing transactions, the lenders under Dynegy Holdings’ existing bank credit facility will require that a minimum amount of proceeds be raised in the proposed private placement offerings before any such proceeds may be used to fund the $225 million cash payment under the proposed Series B preferred stock exchange.

The second-priority senior secured notes and the convertible debentures to be offered in the proposed private placements will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws.

Each of these events is subject to a number of conditions, including bank consents, as further described in the subject press release. A copy of Dynegy’s July 15th press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial Statements: Not applicable

(b)  Pro Forma Financial Information: Not applicable

(c)  Exhibits:

Exhibit No.	Document

99.1	Press Release of Dynegy Inc. dated July 15, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEGY INC.
(Registrant)

Dated: July 15, 2003	By:	/S/ J. KEVIN BLODGETT
Title: Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

99.1	Press Release dated July 15, 2003